Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Celldex Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of securities to be registered	Fee Calculation Rule	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Fee Rate	Amount of registration fee(2)
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	600,000	$37.3475	$22,408,500	0.00011020	$2,469.42
Total Offering Amounts					$22,408,500		$2,469.42
Total Fee Offsets(3)							—
Net Fee Due							$2,469.42

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2021 Omnibus Equity Incentive Plan (the “Plan”) in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s common stock.

(2)	Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price of the Registrant’s common stock as reported on the NASDAQ Stock Market on June 15, 2023.

(3)	The Registrant does not have any fee offsets.